Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Richard Russack
(817) 867-6425

BNSF Railway and New Mexico DOT Reach Agreement

on Future Commuter Rail Line between Belen and Trinidad

ALBUQUERQUE, NM, November 28, 2005 – BNSF Railway Company (BNSF) today announced that an agreement has been reached with the New Mexico Department of Transportation (NMDOT) to sell the nearly 300-mile BNSF main rail line between Belen, New Mexico and Trinidad, Colorado. The sale will be closed in segments for a total of $76 million to create a commuter rail line. Under the agreement, BNSF keeps on-going freight easement rights on the line, and NMDOT also has acquired a 13-acre portion of BNSF’s Albuquerque rail yard property. The sale and commencement of service are contingent on completion of other agreements anticipated by early next year.

“My goal of moving New Mexico forward by creating fast, convenient commuter train service just cleared another hurdle,” New Mexico Governor Bill Richardson said. “This agreement is a major breakthrough that will help with traffic congestion, reduce pollution, attract new businesses and revitalize our rural economies along the Rio Grande Corridor and beyond. The additional tracks from Santa Fe to the Colorado border are also a great, low-cost investment in a fast-growing state.”

BNSF indicated that the majority of the proceeds from the sale will be received in 2006. In the fourth quarter of 2005, BNSF will record a non-cash loss of $75 million, or approximately $0.12 per share. BNSF expects to record a gain of approximately $25 million, or $0.04 per share, in the first quarter of 2006.

Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer, said, “We welcome this opportunity to assist Governor Richardson and the State and citizens of New Mexico in their efforts to build a commuter line. BNSF is committed to partnering with local and state agencies to serve the best interests of private and public constituencies when it comes to increasing the use of rail for both passenger and goods movement.”

A subsidiary of Burlington Northern Santa Fe Corporation (NYSE:BNI), BNSF Railway Company operates one of the largest railroad networks in North America, with about 32,000-route-miles in 28 states, and two Canadian provinces. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other North American railroad, transports the components of many of the products we depend on daily, and hauls enough low-sulphur coal to generate about ten percent of the electricity produced in the United States. BNSF Railway is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.